Exhibit 5
March 4, 2011

Morgan Stanley
1585 Broadway
New York, New York 10036

Ladies and Gentlemen:

We are acting as counsel for Morgan Stanley, a corporation organized under the laws of Delaware (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (the “Registration Statement”), with respect to $100,000,000 of Deferred Compensation Obligations (the “Obligations”), which represent unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Morgan Stanley Compensation Incentive Plan (the “Plan”).

In connection with the foregoing, we have reviewed originals or copies identified to our satisfaction of the following documents:

(a)	The Registration Statement;

(b)	The certificate of incorporation and by-laws of the Company, in each case as amended to date; and

(c)
Originals or copies of such other corporate records of the Registrant, certificates of public officials and of officers of the Registrant, and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

 In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Our opinion set forth below is based on the text of the Plan as referenced in the Exhibit Index to the Registration Statement.

Our opinion set forth below is limited to the General Corporation Law of the State of Delaware and the laws of the State of New York, and we do not express any opinion herein concerning any other laws.

Based upon the foregoing and having regard for such legal considerations as we have deemed relevant, we are of the opinion that, when issued in accordance with the terms of the Plan, the Obligations will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors rights.

This opinion letter speaks only as of the date hereof.  We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinions expressed herein.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not thereby concede that we come within the category of persons whose consent is required by the Securities Act of 1933, as amended, or the General Rules and Regulations of the Commission promulgated thereunder.

This opinion is rendered solely to you in connection with the above matter.  This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

Very truly yours,

/s/ Shearman & Sterling LLP

LER/DL/GS